Exhibit 99.1

OpenText Announces IRS Matter Settlement

Waterloo, ON, December 22, 2020 - Open Text Corporation (NASDAQ: OTEX), (TSX: OTEX), “The Information Company,” today announced that on December 21, 2020, the Company entered into a closing agreement with the U.S. Internal Revenue Service (IRS) resolving all of the previously disclosed proposed adjustments to its taxable income for Fiscal 2010 and Fiscal 2012 (the “IRS Settlement”).

In connection with the IRS Settlement, against the IRS’ total disputed claim value of approximately $830 million, estimated as of December 31, 2020 and inclusive of proposed accrued interest at applicable statutory rates, OpenText will make aggregate payments of approximately $290 million to the IRS in U.S. federal taxes and interest. The IRS Settlement also eliminates approximately $90 million in future withholding taxes that OpenText had expected to pay over the next 10 years.

The Company expects the IRS Settlement to result in an approximately $290 million charge to GAAP-based net income (loss) for the second quarter of Fiscal 2021 ending December 31, 2020, and the Company expects to make payments to the IRS of approximately $290 million in the third quarter of Fiscal 2021, ending March 31, 2021. In connection with the IRS Settlement, the Company also expects to make certain associated State tax and interest payments of approximately $10 million to $15 million throughout calendar 2021.

OpenText believes the IRS Settlement to be in the best interest of all stakeholders, as it closes all past, present and future items related to this matter. The IRS Settlement provides finality to this longstanding matter.

About OpenText
OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, on-premises or in the cloud. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release, including statements about the timing of payments in connection with the IRS Settlement, anticipated impact on financial results, associated State tax and interest payments, and other matters, may be considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText's current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the Company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText's assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Harry E. Blount
Senior Vice President, Global Head of Investor Relations
Open Text Corporation
415-963-0825
investors@opentext.com

Copyright ©2020 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved. For more information, visit: http://www.opentext.com/who-we-are/copyright-information.